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                                                                     EXHIBIT 2.5

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 1st day of April, 1999, by and among COMPLETE CONTROLS, INC., an Arizona corporation ("Seller"), MICAH CHAPMAN, GLEN HISCOX and FRANK ZAMBO (collectively referred to as "Shareholders") and AMERICAN AIRCARRIERS SUPPORT ACQUISITION IV CORP. (the "Purchaser"), a Arizona subsidiary of AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation ("AASI").

                             W I T N E S S E T H:

         WHEREAS, the Seller is engaged in the business of maintaining, overhauling, supplying and redistributing aircraft flight controls and associated parts to commercial and cargo airlines.

         WHEREAS, the Shareholders own one hundred percent (100%) of the outstanding shares of Seller.

         WHEREAS, the Seller desires to sell and the Purchaser desires to purchase substantially all the operating assets and properties used in the business operations of Seller under the terms set forth herein.

         NOW, THEREFORE, the parties hereto agree that the purpose of this Agreement is to set forth the terms and conditions upon which the Seller has agreed to sell to the Purchaser certain of its business and assets; and the Purchaser has agreed to purchase and pay for such business and assets; and furthermore, the Seller and the Purchaser in consideration of the premises and the mutual agreements contained herein, do hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Assets to be Purchased and Sold.

         (a) Description of Assets. At the Closing (as defined in Section 1.2), the Seller shall sell and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, substantially all the business and assets of the Seller existing and owned by the Seller or used by the Seller in Seller's



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business on the Closing Date (as defined in Section 1.2) relating to Seller's business, other than the Excluded Assets (as defined in Section 1.1(b)). The assets of the Seller to be purchased hereunder (which shall not include the Excluded Assets) are referred to herein as the "Subject Assets," and shall include without limitation:

                  (i) all the Seller's inventory described on Exhibit 1.1(a)(i);

                  (ii) all the Seller's rights to prepaid license fees, deposits, prepaid lease expenses and other rights acquired under any leases, other than Excluded Assets (the "Prepaid Expenses"). The Seller shall prepare a detailed listing of such Prepaid Expenses as of the Closing Date which shall be included as Exhibit 1.1(a)(ii) hereto;

                  (iii) all furniture, fixtures, furnishings, tools, equipment, supplies, parts, accessories, inventories, machinery, shelving, computer equipment, signage, and other tangible personal property of the Seller other than Excluded Assets (the "Tangible Property"), including without limitation the items of Equipment and other Tangible Property described on Exhibit 1.1(a)(iii) hereto and any additions or accessions thereto or substitutions therefor or proceeds thereof;

                  (iv) to the extent Purchaser desires to acquire the same, all rights of the Seller under all contracts, service agreements, advertising agreements, sales contracts, customer orders, leases, licenses, and agreements other than Excluded Assets (the "Contracts"), including without limitation the Seller's rights existing on the Closing Date under the Contracts described or referred to in Exhibit 1.1(a)(iv) hereto;

                  (v) (A) all rights of the Seller in the name "Complete Controls, Inc." and any trademarks, tradenames or service marks, and all registrations thereof and pending applications therefor, in connection therewith (the "Name"), and (B) all other tradenames, trademarks, service marks, copyrights, licenses, proprietary rights and technology,




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         patents and registrations thereof or applications therefor, and trade secrets, secret processes (whether or not patentable), supplies and vendor lists, customer lists, software, inventions (whether or not patentable), formulae and other property belonging to, used in or appertaining to the Seller's Subject Assets, all as described on
         Exhibit 1.1(a)(v) hereto (collectively, with the Name, the "Intellectual Property");

                  (vi) books, records, ledgers, files, documents, correspondence, lists, prints, plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials directly related to Seller's business other than Excluded Records (as defined in subsection 1.1(b)(ii) (the "Records");

                  (vii) all the Seller's federal, state and local governmental permits, licenses, and approvals required for the conduct of its business (or held with respect to the assets and operations of the business of the Seller) to the extent assignment thereof to the Purchaser is permitted by applicable law (the "Licenses"), all as described on Exhibit 1.1(a)(vii) hereto; and

                  (viii) all the Seller's work-in-process as described on
         Exhibit 1.1(a)(viii); and

                  (ix) all accounts receivables owned by Seller at Closing and listed on Exhibit 1.1(a)(ix).

         (b) Excluded Assets. The assets to be purchased and sold hereunder, and the term "Subject Assets" as used herein, shall not include the following assets of the Seller existing on the Closing Date (the "Excluded Assets"):

                  (i) The Seller's cash balances as of Closing and any passive investments of Seller as identified on Exhibit 1.1(b)(i).

                  (ii) The Seller's corporate minute books, stock records and income tax records, and other records of the Seller




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         relating exclusively to Excluded Assets (the "Excluded Records"), however with regard to tax return and financial statement information, Purchaser shall have access to such information, including all accounting work papers, for the last three (3) years to the extent the same are related to the Seller's business being acquired hereunder as may be periodically requested;

                  (iii) The Seller's tax prepayments.

                  (iv) The personal property listed on Exhibit 1.1(b)(iv).

         Section 1.2 Closing Date. The closing date (the "Closing Date") shall be April 1, 1999, or such other date as may be mutually agreed to by the parties. The closing of this transaction (the "Closing") shall be held at the offices of David M. Furr, Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., Gastonia, North Carolina, or such other place as the parties may mutually agree. At the Closing, subject to the fulfillment or waiver of the conditions set forth in Article V, the Seller shall convey the Subject Assets to the Purchaser by appropriate instruments of transfer and the Purchaser shall pay to the Seller the Purchase Price as provided in Sections 1.3 and 1.4.

         Section 1.3 Purchase Price. The final purchase price, subject to any working capital adjustments, to be paid to the Seller for the Subject Assets (the "Purchase Price") shall be an amount equal to Six Hundred Thousand Dollars ($600,000.00). The Purchase Price shall be subject to a minimum working capital adjustment based on the financials of the Seller dated December 31, 1998. Accounts receivable, inventory, accounts payable and accrued liabilities, credit card payables, shareholder loans payables, accrued benefits and payroll, sales tax liability and work-in-process are to be included in this calculation of a working capital adjustment.

         Section 1.4 Payment of Purchase Price. The Purchase Price shall be payable by the Purchaser over two (2) years in the amounts set forth on Exhibit 1.4. At Closing, Purchaser shall give to Seller a down payment of One Hundred Fifty Thousand




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Dollars ($150,000.00) and a Promissory Note in the amount and form set forth on
Exhibit 1.4.

         Section 1.5 No Liabilities Assumed; Liabilities of the Purchaser After Closing. The Purchaser is not assuming any of the Seller's liabilities or obligations, whether known or unknown, contingent or realized, except as provided on Exhibit 1.5; provided, however, all liabilities incurred after the Closing in connection with the Purchaser's operations after the Closing shall be liabilities of the Purchaser.

                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

         To induce the Purchaser and AASI to enter into this Agreement and to purchase the Subject Assets, the Seller and Shareholders (excluding Glen Hiscox) jointly and severally, represent and warrant that the statements contained in this Article II are correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule").

         Section 2.1 Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Arizona.

         Section 2.2  Subsidiaries and Foreign Qualification.

         (a) Subsidiary. The Seller has no subsidiaries and no other equity investments in any other corporation, partnership, joint ventures or other business entity.

         (b) Foreign Qualification. The Seller has qualified to transact business as a foreign corporation in the following jurisdictions as indicated on
Exhibit 2.2, and the nature and location of the Seller's business and assets is such that no further qualification is required.

         Section 2.3 Authorization of Transaction. The Seller has full power and authority (including full corporate power and




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authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller and Shareholders, enforceable in accordance with its terms and conditions.

         Section 2.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest, or other arrangements to which the Seller is a party or by which it is bound or to which any of its assets is subject, except with respect to the required third party consents identified on Section 2.4 of the Disclosure Schedule. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except notice required to be given to the Federal Aviation Administration.

         Section 2.5 Financial Statements; Books and Records. Seller has delivered to Purchaser and AASI financial statements of Seller for the year ended December 31, 1997 and December 31, 1998 (together the "Financial Statements") attached herein as Exhibit 2.5(a). The Financial Statements present fairly the financial position of Seller as at such dates and the results of operations for the periods then ended, except that the Financial Statements are subject to normal year-end adjustments. The Financial Statements are correct and complete and are consistent with the books and records of the Seller.

         Except for Exhibit 2.5(b), none of the records, systems, data or information of the Seller is recorded, stored, maintained, operated or otherwise, wholly or partly, dependent on




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or held or accessible by any means (including, but not limited to, an electronic, mechanical or photographic process, computerized or not) which are not under the exclusive ownership and direct control of the Seller.

         The books of account, minute books and other material business records of the Seller are complete and correct and have been maintained in accordance with sound business practices. The Seller has:

         (a) made and kept its books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets, and

         (b) devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that:

                  (i) transactions are executed in accordance with management's general or specific authorization;

                  (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets;

                  (iii) access to assets is permitted only in accordance with management's general or specific authorization;

                  (iv) the recorded accountability for assets as compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

                  (v) the accounts/trade payables set forth on Exhibit 2.5(b)(v) were incurred in the ordinary course of business and no disputes exist thereto.

         Section 2.6 Absence of Certain Changes or Events. Since December 31, 1998, there has not been any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller's




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business.  Without limiting the generality of the foregoing, since that date:

         (a) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, used in the business other than for a fair consideration in the ordinary course of business;

         (b) with respect to Seller's business, the Seller has not entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $5,000 or outside the ordinary course of business;

         (c) with respect to Seller's business, no party (including the Seller) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which the Seller is a party or by which it is bound;

         (d) the Seller has not imposed any security interest upon any of its assets, tangible or intangible;

         (e) with respect to Seller's business, the Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business;

         (f) with respect to Seller's business, the Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the ordinary course of business;

         (g) with respect to Seller's business, the Seller has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $5,000 or outside the ordinary course of business;





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         (h) with respect to Seller's business, the Seller has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities, except as noted in Exhibit 1.5 (item 3);

         (i) with respect to Seller's business, the Seller has not canceled, compromised, waived, or released any right or claim (or series or related rights and claims) either involving more than $5,000 or outside the ordinary course of business;

         (j) with respect to Seller's business, the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there has been no change made or authorized in the charter or bylaws of the Seller other than those contemplated herein;

         (l) with respect to Seller's business, the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (m) with respect to Seller's business, the Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business giving rise to any claim or right on its part against the person or on the part of the person against it;

         (n) with respect to Seller's business, the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

         (o) with respect to Seller's business, the Seller has not granted any increase outside the ordinary course of business in the base compensation of any of its directors, officers, and employees;

         (p) with respect to Seller's business, the Seller has not adopted any
(i) bonus, (ii) profit-sharing, (iii) incentive compensation, (iv) pension, (v) retirement, (vi) medical, hospitalization, life, or other insurance, (vii) severance, or




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(viii) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

         (q) with respect to Seller's business, the Seller has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

         (r) with respect to Seller's business, the Seller has not delayed payment of any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transitions contemplated hereby); and

         (s) with respect to Seller's business, there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving the Seller.

         (t) With respect to Seller's business, there has not been any inquiry, notice or other communication from the Federal Aviation Administration ("FAA") relating to any event, incident, action, failure to act or other transaction involving the Seller.

         Section 2.7 Undisclosed Liabilities. With respect to the Seller's business, the Seller has no Liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any of them giving rise to any Liability), except for
(i) Liabilities set forth on the face of the December 31, 1998 Balance Sheet and
(ii) Liabilities which have arisen after December 31, 1998 in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

         Section 2.8  Tax Matters.

         (a) The Seller has filed or will file all tax returns that it was required to file. All taxes owed by the Seller (whether or not shown on any tax return) have been paid or will be paid. The Seller currently is not the beneficiary of any extension of




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time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Seller that arose in connection with any failure (or alleged failure) to pay any tax. All tax returns disclosed herein have been accurately prepared and reflect all known tax liabilities of the Seller.

         (b) Except as is disclosed in Section 2.8(b) and Exhibit 1.5 (item iii) of the Disclosure Schedule, the Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

         (c) No officer (or employee responsible for tax matters) of the Seller expects any authority to assess any additional taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any tax liability of the Seller either (i) claimed or raised by any authority in writing or (ii) as to which any of officers (and employees responsible for tax matters) of the Seller has knowledge based upon personal contact with any agent of such authority.

         (d) All ad valorem property taxes for 1998 and all years prior to 1998 imposed on the Seller with respect to, or which may become a lien on, the Subject Assets have been paid in full.

         Section 2.9 Furniture, Equipment, Etc. The Seller has good and marketable title to the Tangible Property, free and clear of all liens, charges, security interests, easements, reservations, restrictions, encumbrances and other defects in title (collectively, "Encumbrances"), has the right to convey such Tangible Property to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Tangible Property free and clear of all Encumbrances, and will warrant and defend the title to such Tangible Property in the Purchaser against the lawful claims of all persons whomsoever.

         Except as set forth in Section 2.9 of the Disclosure Schedule, none of the Tangible Property is leased by the Seller from any other party. There is no default under the leases




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described on Section 2.9 of the Disclosure Schedule and such leases are valid and enforceable in accordance with their terms.

         All Tangible Property is in good operating condition and repair, ordinary wear and tear excepted.

         Section 2.10 Inventory. The Seller has good and marketable title to the Inventory described on the December 31, 1998 Balance Sheet and listed on Exhibit 1.1(a)(i), free and clear of all Encumbrances, has the right to convey such Inventory to the Purchaser, at the Closing shall have conveyed to the Purchaser good and marketable title to such Inventory free and clear of all Encumbrances and will warrant and defend the title to such Inventory in Purchaser against the lawful claims of all persons whomsoever.

         The level of Inventory at Closing will not vary materially from that shown on December 31, 1998 Balance Sheet and will not exceed normal inventory levels necessary to conduct the Seller's business in the ordinary course of the Seller's business.

         Section 2.11 Intellectual Property. The Seller has exclusive rights to use the Intellectual Property described on Exhibit 1.1(a)(v) in connection with its business as and where now conducted and the use of the Intellectual Property by the Seller in its business as and where now conducted does not violate or infringe the rights of any other person, nor is the Seller a party to any agreement with any other person or entity with respect to the use of the Intellectual Property.

         Section 2.12 Contracts. With respect to Seller's business, Exhibit 1.1(a)(iv) lists all contracts, including the following contracts, agreements, and other written arrangements to which the Seller is a party:

         (a) any written arrangement for the lease of personal property from or to third parties providing for lease payments;

         (b) any written on-going arrangement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services




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(including any agent or representation agreements with third parties);

         (c) any written arrangement concerning a partnership or joint venture;

         (d) any written arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a security interest on any of its assets, tangible or intangible;

         (e) any written arrangement concerning confidentiality or competition;

         (f) any written arrangement involving any of the Seller's stockholders and its affiliates;

         (g) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

         (h) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Seller's business; or

         (i) any other written arrangement either involving more than $5,000 or not entered into in the ordinary course of business.

         The Seller has delivered to the Purchaser and AASI a correct and complete copy of each written arrangement listed in Exhibit 1.1(a)(iv). With respect to each Contract: (i) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the




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written arrangement; and (iv) no party has repudiated any provision of the written arrangement. The Seller is not a party to any verbal contract, agreement, or other arrangement, which, if reduced to written form, would be required to be listed in Exhibit 1.1(a)(iv) under terms of this Section 2.12. The contracts and arrangements on Exhibit 1.1(a)(iv) constitute all of the agreements, contracts, arrangements and rights necessary to conduct the Seller's business as it is presently conducted and presently proposed to be conducted.

         To Seller's knowledge, no filled customer order or commitment of the Seller's business obligating the Seller to process, manufacture, or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller with respect to Seller's business is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. To Seller's knowledge, no supplier of the Seller has indicated within the past year that, with respect to Seller's business, it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of the Seller has indicated within the past year that it will stop, or decrease the rate of, buying materials, products, or services from it.

         Section 2.13  Software and Information Systems.

         (a) Section 2.13 of the Disclosure Schedule sets forth an accurate and complete list and summary description of all the software used in and related to Seller's business ("Software"). The Software identified on Section 2.13 of the Disclosure Schedule is all the software necessary for the operation of Seller's business as it is presently conducted and as presently proposed to be conducted.
Section 2.13 of the Disclosure Schedule identifies or describes (i) Software which is owned by the Seller and (ii) Software which is licensed to the Seller by third parties. Each person who participated in the development of Software owned by Seller has either so participated as an employee of Seller or entered into a written agreement assigning the copyright in such Software (including the related documentation) to Seller. In each instance in which Seller is using or has used Software, or a copy thereof, that it purchased




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or licensed from a third party (other than word processing, accounting, communications and similar business software that is commercially available to any third party at a cumulative cost not in excess of $5,000): (i) Seller has the perpetual, irrevocable, transferable, worldwide right to use, copy, modify, prepare, derivatives of, sublicense, distribute and modify, prepare derivatives of, sublicense, distribute and otherwise market each Software; and (ii) Seller has possession of and the right to use the most current, fully documented source code version of such Software.

         (b) Seller does not sell, license, sublicense or otherwise market Software to third parties and has not entered into any Contract that grants any third party a license or sublicense in Software. Seller has not entered into any Contract, other than those Contracts listed on Section 2.13(b) of the Disclosure Schedule, that restricts Seller's use of Software or that obligates Seller to maintain, enhance, protect or otherwise take any action with respect to Software.

         (c) Except as is set forth in Section 2.13(c) of the Disclosure Schedule, all Software that Seller uses includes four digit format for the indication of the relevant year and, at no additional costs to Purchaser, and without human intervention, will correctly recognize and correctly process data and formulas relating to the year 2000 and beyond and provide all such date-related data and formulas used by other applications in a format that will permit the correct recognition and processing of data by the other applications. Seller, except as disclosed in this Section 2.13 is not aware of any year 2000
(Y2K) issues with any major customers and suppliers.

         (d) To Seller's knowledge, except as set forth in Section 2.13(d) of the Disclosure Schedule, there are no defects or errors in the Software, which defects or errors could materially and adversely affect Purchaser's or any licensee's use of the Software or the functioning of the Software in accordance with the specifications for the Software.

         Section 2.14  Real Property Leases.  With respect to Seller's business,
Section 2.14 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to




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the Seller. The Seller has delivered to the Purchaser correct and complete copies of the leases and subleases listed in Section 2.14 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.14 of the Disclosure Schedule:

         (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (b) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing.

         (c) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

         (d) no party to the lease or sublease has repudiated any provision thereof;

         (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

         (f) with respect to each sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

         (g) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

         (h) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

         (i) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

         Section 2.15 Accounts Receivable. All accounts receivable of the Seller with respect to Seller's business are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the December 31, 1998 Balance Sheet as adjusted for the passage of time in accordance with the past custom and practice of the Seller.

         Section 2.16 Licenses. The rights of the Seller under the Licenses described or referred to in Exhibit 1.1(a)(viii) are valid and enforceable by the Seller in accordance with their respective terms. Neither the Seller nor the other parties thereto are in default in any material respects (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under the Licenses. The parties further acknowledge that subsequent to the closing of the instant agreement, Purchaser will be required, pursuant to 14 C.F.R. Section 145.15 to apply for an amended certificate pursuant to 14 C.F.R. Section 145.11. Prior to the grant of the amended certificate, Seller and Purchaser shall act under the Seller's old certificate as may be legally permissible to continue without interruption the operation of the Seller.

         Section 2.17 Litigation. Section 2.17 of the Disclosure Schedule sets forth each instance in which the Seller or the Shareholders (i) are subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or
(ii) are a party to the knowledge of any officers (and employees with responsibility for litigation matters) of the Seller or is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.17 of the Disclosure Schedule could result in any adverse change in the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of Seller's business. None of the officers or shareholders (and employees with responsibility for litigation matters) of the Seller have any reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Seller.

         Section 2.18  Employees.

         (a) Employee Census. Seller has furnished an accurate employee census, detailing the Employee's date of hire, salary, benefits and other pertinent information in Section 2.18 of the Disclosure Schedule. There shall have been no material increase in any compensation paid or payable to the employees of Seller unless otherwise disclosed and agreed to by Purchaser.

         (b) No Contracts or Future Contracts. Seller has no employment contracts that cannot be terminated without liability and further, Seller will not contact any employees to work for Seller after closing without first obtaining Purchaser's written permission.

         (c) Restrictions on Employees. No officer or employee of the Seller is subject to any agreement with any other person or entity which requires such officer or employee to assign any interest in inventions or other intellectual property or keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer or employee from engaging in competitive activities or solicitation of customers.

         (d) Retention of Employees. Seller has no employment contracts, written or oral, with any employee of Seller that is not terminable at Seller's discretion and with no commitment or obligation of severance pay or benefits except as described in Section 2.18 of the Disclosure Schedule. Seller shall be responsible for any severance or wrongful termination claims each of these employees may have and agree to indemnify Purchaser from the same occurring prior to the Closing. Seller shall terminate all employees effective as of the date of Closing. Purchaser will hire the employees on the same terms and conditions as currently exist, including that there will be no lapse in benefits and credit will be given for years of actual service.

         (e) Employee Benefits. Section 2.18 of the Disclosure Schedule lists all employee benefit plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller ("Employee Benefit Plan").

         (f) ERISA Matters.

                  (i) Except as set forth on Section 2.18 of the Disclosure Schedule, the Seller (or any person or entity under "common control" with it ("ERISA Affiliates"), as "common control" is defined under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") does not maintain or contribute to, or has not maintained or contributed to, any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization, medical or dental reimbursement, severance pay, vacation pay, disability, death benefit, insurance, and other similar plans, programs, or arrangements providing benefits to the employees of the Seller (including but not limited to "employee pension benefit plans" and "employee welfare benefit plans" within the meaning of Section 3(1) and 3(2) of ERISA ("Pension Benefit Plans") and Welfare Benefit Plans" respectively)). The Seller has delivered to Purchaser true copies of all plans set forth in Section
         2.18 of the Disclosure Schedule.

                  (ii) Neither the Seller nor its ERISA Affiliates have or have ever had an obligation to contribute to a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (iii) Each Welfare Benefit Plan has been funded and will continue to be funded in accordance with its terms through the Closing Date, including the payment of applicable premiums, for coverage through Closing Date, on any insurance contract funding a Welfare Benefit Plan.

                  (iv) Each Welfare Benefit Plan which is a "group health plan," as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and
         Section 4980B of the Code at all times. Section 2.18 of the Disclosure Schedule has a complete and accurate list of all present and former employees of the Seller and their respective beneficiaries who, as of the date hereof, are receiving or who are eligible to elect to receive benefits pursuant to such group health plans and the provisions of ERISA and the Code as well as the current hourly pay or yearly salary.

         Section 2.19  Environmental Matters.

         (a) Except as set forth in Section 2.19(a) of the Disclosure Schedule, the Seller and the property owned or used in its business are, and at all times have been, in compliance with all applicable Federal, state and local statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials (as hereinafter defined) and underground storage tanks. As used herein, Hazardous Materials shall mean solid waste (as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901, et seq, and the regulations adopted pursuant thereto), hazardous substances (as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.A. Section 9601, et seq, and the regulations adopted pursuant thereto), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkaloids or chemicals.

         (b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, during Seller's occupancy of the property used in its business, no Hazardous Materials have been generated, treated, stored or disposed of at, or transported to or form, the Seller or the property owned or used in the Seller's business at any time.

         (c) Except as set forth in Section 2.19(c) of the Disclosure Schedule, to Seller's knowledge no asbestos or materials containing asbestos have been installed, used, treated, stored or disposed of by the Seller in or on property owned or used by the Seller at any time.

         (d) To Seller's knowledge, except as set forth in Section 2.19(d) of the Disclosure Schedule, during Seller's occupancy of the property used in its business, no polychlorinated biphenyls are located on or in the facilities of the Seller or any property owned or used by the Seller at any time.

         (e) Except as set forth in Section 2.19(e) of the Disclosure Schedule, the Seller holds all necessary permits or licenses to enable it to comply with all statutes, laws, ordinances, regulations and codes related in any way to Hazardous Materials or underground storage tanks.

         (f) Except as set forth in Section 2.19(f) of the Disclosure Schedule, no notice has been served on the Seller or any of its directors, officers or shareholders from any entity, governmental body or individual claiming violation of any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, requiring compliance with any statute, law, ordinance, regulation or code related in any way to Hazardous Materials or underground storage tanks, or demanding payment of or contributions for damage regarding the Seller or property owned or used by the Seller related in any way to Hazardous Materials or underground storage tanks, including without limitation, damages to the environment or natural resources.

         Section 2.20  Legal Compliance.

         (a) With respect to Seller's business, the Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against the Seller alleging any failure to comply with any such law or regulation, except as disclosed on Exhibit 1.5 (item iii).

         (b) With respect to Seller's business, the Seller has complied with all applicable laws (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, and equal employment opportunities.

         (c) With respect to Seller's business, the Seller has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, The Robinson-Patman Act, or the Federal Trade Commission Act, each as amended.

         (d) With respect to Seller's business, the Seller has not:

                  (i) made or agreed to make any contribution, payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                  (ii) established or maintained any unrecorded operating asset for any purpose; or

                  (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

         (e) With respect to Seller's business, the Seller has filed in a timely manner all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

         (f) With respect to Seller's business, the Seller has possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

         Section 2.21 Product Warranty. With respect to Seller's business, each service provided, overhauled parts and other parts and products manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and, with respect to Seller's business, the Seller has no liability (and to Seller's knowledge there is no present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any service, overhauled parts or other parts and products giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, except as is disclosed in Section 2.21 of the Disclosure Schedule. With respect to Seller's business, no service, overhauled parts or other parts and products manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. With respect to Seller's business, Section 2.21 of the Disclosure Schedule includes copies of the standard invoices (containing terms and conditions of services provided, terms and conditions of sale or lease, applicable guaranty, warranty, and indemnity provisions).

         Section 2.22 Product Liability; Product Safety. Except as set forth on
Section 2.22 of the Disclosure Schedule, the Seller has no liability (and to Seller's knowledge there is no present of future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any liability) arising out of any injury to persons or property as a result of a service performed by Seller or as a result of the ownership, possession, or use of any overhauled part or other parts and products manufactured, sold, leased, or delivered by the Seller.

         Except as set forth on Section 2.22 of the Disclosure Schedule, the Seller has not been required to file any notification or other report with or to provide information to any product safety agency, commission, board or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any service Seller has provided or with respect to any flight controls, overhauled parts or other parts and products manufactured or sold by Seller. Each service performed by Seller, overhauled part and other parts and products manufactured, distributed or sold by Seller complies in all material respects of all product safety standards or each applicable product safety agency, commission, board or other governmental authority. The Seller has not made any misrepresentation or furnished any information containing any material omission to any products safety testing laboratory or a similar organization. The Seller has not failed to obtain approval of any product, component or process which is used, manufactured or licensed by the Seller in the conduct of its business which is legally required to be approved by any independent or government-sponsored testing laboratory, industry, trade association or similar body agency or association.

         Section 2.23 Insurance. Seller maintains in full force and effect insurance coverage on its assets, properties, premises, operations and personnel in such amounts and against such risks and losses as are adequate and customary for the business engaged in by Seller. Section 2.23 of the Disclosure Schedule lists all policies of insurance owned by the Seller and now in effect insuring all its business, assets and personnel, and sets forth for such policy the name of the insurer, the type of coverage, the amount of coverage, the term thereof and the annual premium.

         Section 2.24 Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the Disclosure Schedule referred to in this Article II and none of the other information or documents furnished to the Purchaser pursuant to the terms of this Agreement is or will be false or misleading in any material respect, or omits or will omit to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. To Seller's knowledge, there is no fact which adversely affects or in the future is likely to affect adversely the Subject Assets or the Seller's business in any material respect which has not been set forth or referred to in this Agreement, Exhibits or the Schedules hereto.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND AASI

         To induce the Seller to enter into this Agreement and to sell the Subject Assets, the Purchaser and AASI hereby represent and warrant that the statements contained in this Article III are correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

         Section 3.1 Corporate Organization and Authority. The Purchaser and AASI are corporations duly organized and validly existing and in good standing under the laws of the jurisdiction of their incorporation, with full corporate power and authority to conduct its business as now conducted and to enter into and perform its obligations under this Agreement. The Purchaser's and AASI's execution, delivery and performance of this Agreement and its acquisition of and payment for the Subject Assets have been duly authorized by all requisite corporate action on the part of the Purchaser and AASI, and this Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by the Purchaser and AASI hereunder will constitute, the Purchaser's and AASI's legal, valid and binding obligations, enforceable against the Purchaser and AASI in accordance with their terms.

         Section 3.2 Absence of Conflicts and Consent Requirements. The Purchaser's and AASI's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets hereunder, do not and will not conflict with, violate or result in any default under the Purchaser's or AASI's Articles of Incorporation or Bylaws or any mortgage, indenture, agreement, instrument or other contract to which the Purchaser or AASI is a party or by any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which the Purchaser and AASI are subject. The Purchaser's and AASI's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Subject Assets, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

         Section 3.3 No Material Misstatements or Omissions. The representations and warranties of the Purchaser and AASI in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading.




                                   ARTICLE IV

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 4.1 Change of the Seller's Name. Promptly after the Closing, the Seller will take all action necessary to discontinue use of the Name and to enable the Purchaser exclusively to use the Name, and at the Closing shall deliver to the Purchaser all documents necessary to accomplish the foregoing. Shareholders shall not operate under any corporate entity in any type of aviation or aviation parts business.

         Section 4.2 Maintenance of Records. Inasmuch as certain of the Seller's books, records and documents are to be included as Subject Assets and sold to the Purchaser hereunder, and certain other of the Seller's books, records and documents are Excluded Assets to be retained by the Seller hereunder, and the Purchaser or the Seller may have need to have access to the books, records and documents held by the other after the Closing, the Purchaser and the Seller agree that they shall each maintain for at least three years after the Closing Date (or for such longer period as may be required by applicable law) the respective books, records and documents sold or retained hereunder. During such period, representatives of the Purchaser shall be permitted to inspect and make copies of such books, records, accounting work papers and other documents retained by the Seller during normal business hours and upon reasonable notice for purposes related to the continuation by the Purchaser of the Seller's business; and representatives of the Seller shall be permitted to inspect and make copies of the books, records and documents sold to the Purchaser during normal business hours and upon reasonable notice for purposes related to winding up its affairs.

         Section 4.3 Further Assurances. The Seller, the Shareholders and the Purchaser each hereby covenants and agrees with the other that at any time and from time to time each will promptly execute and deliver to the other such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement.

         Section 4.4 Fees and Expenses. The Seller, the Shareholders and the Purchaser shall each bear their own expenses in connection with the negotiation and preparation of this Agreement and their consummation of the transactions contemplated hereby, including without limitation the fees and expenses of their respective counsel, accountants and consultants.

         Section 4.5 No Brokers. The Seller and the Purchaser each represent and warrant to the other that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby, and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

         Section 4.6 Bulk Transfer Compliance. Inasmuch as the Seller has agreed to duly pay, perform and discharge the Excluded Liabilities and Obligations, the Purchaser and the Seller hereby mutually agree to waive compliance with the provisions of the Arizona Bulk Sales laws and of the corresponding laws of any other jurisdiction, to the extent applicable to the transactions contemplated hereby. The Seller covenants and agrees to indemnify and save harmless the Purchaser from and against any and all loss, liability, cost and expense (including reasonable attorneys' fees) arising out of noncompliance with said Bulk Transfers.

                                    ARTICLE V

                              CONDITIONS TO CLOSING

         Section 5.1 Conditions to the Purchaser's Obligations. The obligations of the Purchaser and AASI to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Purchaser may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Instruments of Transfer. The Seller shall have delivered to the Purchaser such assignments, bills of sale, deeds, certificates of title and other instruments of transfer, all in form reasonably satisfactory to the Purchaser, as are necessary to fully and effectively convey to the Purchaser all of the Subject Assets in accordance with the terms hereof and shall have executed the Consignment Agreement.

         (b) Consents. The consents, if any, described in the Exhibits hereto, and all other consents, if any, required for the Seller to perform its obligations hereunder, shall have been obtained in form reasonably satisfactory to the Purchaser.

         (c) No Material Adverse Change. On the date of Closing, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Seller except for matters resulting from adverse changes in economic conditions affecting businesses generally.

         (d) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (e) Other Assurances. The Seller shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser or AASI may reasonably request in order to evidence the accuracy of the Seller's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Purchaser's obligations.

         (f) Lease of Facilities. Purchaser and Seller shall enter into leases for the facilities in which Seller's business is presently located (the "Leases").

         (g) Director and Shareholder Approval. All necessary director and shareholder approval shall be given by Seller. A legal opinion shall be given by counsel to the Seller as to this provision.

         (h) Employee Payroll Matters. Purchaser and Seller shall have resolved, to Purchaser's and Seller's mutual satisfaction, the employee-related payroll matters. Fulfillment of this obligation shall include, but not be limited to, the filing of all outstanding returns for Arizona withholding liability and federal employer/employee liability, FUTA and Medicare liability and payment of all outstanding principal amounts due thereunder.

         (i) Opinion of Seller's Counsel. The Purchaser shall have received from counsel for the Seller an opinion dated as of the date of Closing in form and substance satisfactory to the Purchaser and its counsel, to the effect that:

                  (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of Arizona.

                  (ii) All corporate or other proceedings required by law, the Articles of Incorporation and the bylaws of the Seller in connection with the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated have been duly and validly taken.

                  (iii) The Seller has the legal power and authority to consummate this transaction.

                  (iii) Except as disclosed in this Agreement, the Disclosure Schedule or the Exhibits hereto, such counsel is not aware of any pending or threatened action, suit, proceeding or investigation before any court or any public, regulatory, or governmental agency, authority or body, involving Seller or any of its existing officers or directors and such counsel do not know of any legal matter or government proceedings regarding Seller.

         In rendering such an opinion, counsel for Seller may rely (i) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of Seller; and (ii) to the extent they deem proper, upon written statements or certificates of officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of Seller, provided that copies of any such statements or certificates shall be delivered to counsel for the Purchaser.

         (j) Articles of Incorporation, Bylaws, and Minutes. The Seller shall have delivered to the Purchaser the Articles of Incorporation, the Bylaws, and the corporate minutes of the Seller, along with a certificate, dated as of the Closing Date, certifying as to the accuracy and completeness of such corporate documents.

         (k) Corporate Documents. The Seller shall deliver to the Purchaser at the Closing the following:

                  (i) a good standing certificate issued by the Secretary of the State of Arizona with respect to the Seller;

                  (ii) certified copies of resolutions of the shareholders and board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement, the conveyance of the Subject Assets and the transactions contemplated hereby; and

                  (iii) a certificate of the Seller certifying that each of the obligations of the Seller to be performed on or before the Closing pursuant to this Agreement shall have been duly performed as of the Closing.

         Section 5.2 Conditions to the Seller's Obligations. The obligations of the Seller to complete the Closing are contingent upon the fulfillment of each of the following conditions on or before the Closing Date, except to the extent that the Seller may, in its absolute discretion, waive any one or more thereof in whole or in part:

         (a) Payment of Purchase Price. The Purchaser shall have paid to the Seller the Purchase Price or delivered promissory notes to the Seller.

         (b) Employment Agreement. Purchaser shall enter into employment agreements with Micah Chapman and Frank Zambo substantially in the form of
Exhibit 5.2(b) hereto.

         (c) No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Agreement, or any of the principals, officers or directors of any of them, or any of the Subject Assets, seeking to restrain, prevent or change the transactions contemplated hereunder or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         (d) Other Assurances. The Purchaser shall have delivered to the Seller such other and further certificates, assurances and documents as the Seller may reasonably request in order to evidence the accuracy of the Purchaser's representations and warranties, the performance of its covenants and agreements to be performed at or prior to the Closing, and the fulfillment of the conditions to the Seller's obligations.

         (e) Opinion of the Purchaser's Counsel. The Purchaser shall have furnished the Seller with an opinion, dated the date of Closing, of Gray, Layton, Kersh, Solomon, Sigmon, Furr & Smith, P.A., counsel for the Purchaser and AASI, in form and substance satisfactory to the Seller and its counsel, to the effect that: (i) the Purchaser and AASI are corporations duly organized, validly existing and in good standing under the laws of Arizona and

Delaware respectively and has all requisite power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement;
(ii) all corporate or other proceedings required by law, the Articles of Incorporation and By-laws of Purchaser and AASI or by the provisions of this Agreement to be taken by the Purchaser and AASI on or before the date of Closing, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement, have been duly and validly taken; and (iii) the Purchaser and AASI have the legal power and authority to consummate this transaction.





                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.1 Indemnification by the Seller and Shareholders. Subject to the procedures and limitations set forth in this Article VI, the Seller and Shareholders (except for Glen Hiscox), jointly and severally, hereby agree to indemnify and save harmless the Purchaser from and against any and all liabilities, losses, claims, judgments, damages, expenses and costs (including, without limitation reasonable counsel fees and costs and expenses incurred in connection therewith) (a "Loss") incurred by the Purchaser arising after the Closing out of any of the following:

         (a) Breach of Warranty. The falsity or incorrectness of any representation or warranty made by the Seller or Shareholders in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement;

         (b) Breach of Covenants. The Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document delivered by the Seller to the Purchaser pursuant to this Agreement;

         (c) Claims Against Subject Assets. Any levy or other claim by any third party against or with respect to the Subject Assets, or

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any other claim by any third party against the Purchaser, arising out of any act or omission or alleged act or omission of the Seller or Shareholders prior to the Closing.

         The Purchaser shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of the Seller and Shareholders been true and correct or had the Seller or Shareholders not breached any representations, warranties, covenants or agreements, whether by payment by Seller or shareholders or by offset against any future monies owed to the same.

         Section 6.2 Survival of the Seller's and Shareholders' Warranties. The representations and warranties of the Seller and Shareholders made in this Agreement or in any instrument or document delivered by the Seller or Shareholders to the Purchaser pursuant to this Agreement shall survive the Closing.

         Section 6.3 Indemnification by the Purchaser. After the Closing, the Purchaser agrees that it will indemnify and save harmless the Seller from and against any and all loss, liability, damages, cost or expense (including reasonable attorneys' fees) incurred by the Seller (net of any benefits to the Seller) arising out of the Purchaser's breach of any of its representations, warranties, covenants and agreements in this Agreement or in any document delivered by the Purchaser to the Seller hereunder.

         Section 6.4 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. Within 15 days after the Indemnified Party has given notice of the matter the Indemnifying Party may notify the Indemnified Party that the Indemnifying Party is going to cure the matter and release the Indemnified Party from any and all liability with respect thereto. In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel (at its cost), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies the Indemnified Party with 15 days after the Indemnified Party has given notice of the matter, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.1 Merger Clause. This Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

         Section 7.2 Amendments. No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by each of the parties hereto by their duly authorized officers.

         Section 7.3 Press Releases and Announcements. No party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making the disclosure).

         Section 7.4 Benefits and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, transferees and assigns.

         Section 7.5 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) when forwarded by Federal Express, Airborne or another private carrier which maintains records showing delivery information, (iii) when sent via facsimile transmission but only if a written or facsimile acknowledge of receipt is received by the sending party, or
(iv) when placed in the United States Mails and forwarded by Registered or Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

AS TO THE SELLER:                       Complete Controls, Inc.
                                        850 E. Teton Rd, Suite 8
                                        Tucson, AZ  85706

WITH COPY TO:                           Mark J. Valentine
                                        Monroe & Associates
                                        6280 E. Pima, Suite 106
                                        Tucson, AZ  85712

AS TO THE PURCHASER:                    American Aircarriers Support,
                                              Incorporated
                                        Attn: Joseph E. Civiletto
                                        P. O. Box 7566
                                              Charlotte, NC  28241

WITH COPY TO:                           David M. Furr
                                        Gray, Layton, Kersh, Solomon,
                                              Sigmon, Furr & Smith, P.A.
                                        P. O. Box 2636
                                        Gastonia, NC  28053-2636

Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

         Section 7.6 Captions. The captions are for convenience of reference only and shall not be construed as a part of this Agreement.

         Section 7.7 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of South Carolina.

         Section 7.8 Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in South Carolina in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto by suit on the judgment or in any other manner provided by law.

         Section 7.9 No Third-Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person who or which is not a party hereto (or a permitted assign or successor to such party).

         Section 7.10 Exhibits. All of the Exhibits hereto referred to in this Agreement are hereby incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

         Section 7.11 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

         Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Seller and the Purchaser have each caused this Agreement to be executed by their respective duly authorized officers under seal, all as of the day and year first above written.

                                                     SELLER:

ATTEST:                                              COMPLETE CONTROLS, INC.

 /s/  Frank Zambo                                    /s/ Micah Chapman
--------------------------------                    ------------------------------------  (SEAL)
      Secretary                                          President

                                                      /s/ Micah Chapman
                                                    ------------------------------------  (SEAL)
                                                     Micah Chapman

                                                      /s/ Glen Hiscox
                                                    ------------------------------------  (SEAL)
                                                     Glen Hiscox

                                                      /s/ Frank Zambo
                                                    ------------------------------------  (SEAL)
                                                     Frank Zambo


                                                     PURCHASER:

                                                     AMERICAN AIRCARRIERS SUPPORT
ATTEST:                                              ACQUISITION IV CORP.


 /s/ Elaine T. Rudisill                              By /s/ Joseph E. Civiletto
--------------------------------                        ------------------------------------
     Asst. Secretary                                        President

                                                     AMERICAN AIRCARRIERS SUPPORT,
ATTEST:                                              INCORPORATED


 /s/ Elaine T. Rudisill                              By /s/ Joseph E. Civiletto
--------------------------------                        ------------------------------------
     Asst. Secretary                                        President